EXHIBIT 2.1

                                    AGREEMENT

      AGREEMENT, made the 31st day of May, 1996, by and between POOL COMPANY ("Pool"), a Texas corporation, having an office at 10375 Richmond Avenue, Houston, Texas and Western Oil Well Service Co. ("Western"), a Montana corporation, having an office at 450 Gears Road, Suite 625, Houston, Texas.

                              W I T N E S S E T H:

      WHEREAS, Pool desires to purchase and Western desires to sell Western's operational assets; and

      WHEREAS, Pool desires to acquire leasehold interests in certain equipment and real properties heretofore leased by Western;

      NOW, THEREFORE, for and in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

      1.   PURCHASE AND LEASE TRANSACTIONS:
           (a)  On the Closing Date (hereinafter defined):

                (1) Pool shall purchase from Western and Western shall sell to Pool all of

                     (i) the rigs, equipment and other assets described on the Equipment Inventory dated April 15, 1996 provided by Western to Pool and

                     (ii) the land and buildings listed on Exhibit A attached hereto (collectively herein, the "Assets"), subject, however, to the provisions of paragraph 1(a)(4) below.

                (2) Pool shall enter into lease agreements with respect to the following properties heretofore leased by Western:

                     (i)  Real property described on Exhibit B attached hereto.

                     (ii) Motor vehicles described in Exhibit A which are leased rather than owned by Western.

                (3) As consideration for the sale of the Assets, Pool shall pay Western the sum of $3.95 million U.S. dollars (the "Purchase Price"). Such consideration shall be paid in two (2) installments:

                     (i) $395,000 payable as an earnest money deposit on the date hereof pursuant to paragraph 1(e) below; and (ii) $3,555,000 payable on the Closing Date.

                (4) If Pool so elects prior to the Closing Date, (i) Pool may decline to purchase any or all of the real estate listed on Exhibit A, and (ii) unless Pool elects otherwise, Pool and Western shall enter into fully paid lease agreements in the form attached hereto as Exhibit C with respect to any such real property that Pool elects not to purchase. Pool and Western agree that the Purchase Price shall not be adjusted as a result of any election by Pool to decline to purchase any property pursuant to this paragraph and that no additional consideration shall be payable by Pool in order to obtain fully paid leases with respect thereto.

           (b) the Assets shall be transferred and assigned to Pool free and clear of liens or encumbrances except:

                (1) liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings;

                (2) statutory liens not yet delinquent; and

                (3) liens specified in paragraph 7(a)(1)(iii) hereof as to which the real estate conveyances described therein are expressly to be made subject to.

           (c) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OTHER DOCUMENTS EXECUTED BY BOTH PARTIES IN CONNECTION HEREWITH, WITH RESPECT TO THE ASSETS, WESTERN

           MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE DESIGN OR CONDITION OF THE ASSETS, THEIR MERCHANTABILITY OR FITNESS OR CAPACITY OR DURABILITY FOR ANY PARTICULAR PURPOSE, THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF THE ASSETS OR CONFORMITY OF THE ASSETS TO THE PROVISIONS AND SPECIFICATIONS OF ANY PURCHASE ORDER OR ORDERS OR OTHER DOCUMENTS RELATING THERETO AND, AS TO WESTERN, POOL PURCHASES THE ASSETS "AS IS, WHERE IS."

           (d) Concurrently with the execution hereof, Pool shall pay Western the amount of $395,000 as an earnest money deposit to be credited against the Purchase Price. In the event that this Agreement is rescinded or terminated for any reason other than Pool's breach of its obligations herein, said earnest money deposit shall be returned to Pool without deduction or withholding of any kind. In the event this Agreement is rescinded or terminated due to breach by Pool of its obligations herein, said deposit shall be retained by Western as liquidated damages for such breach. In the event this Agreement is rescinded or terminated due to breach by Western of its obligations herein, liquidated damages in the amount of $395,000 shall be payable by Western to Pool.

           (e) Notwithstanding the provisions of paragraph 1(a)(2) above or any other provision in this agreement, it is understood and agreed that Pool, at its option, may elect to decline to accept and enter into lease agreements with respect to any of the leased real property described on Exhibit B attached hereto, provided any such election shall be made in writing by Pool no later than seven (7) days prior to the Closing Date.

      2.   THE CLOSING:

           The transactions contemplated in this Agreement shall be consummated at a closing (the "Closing") to be held at Pool's offices at 10375 Richmond Avenue on June 24, 1996, or three (3) days following the receipt of an acceptable commitment to issue the policies of title insurance requested in Section 7(a)(1) hereof, whichever occurs later, or such other date as the parties may mutually agree. The date of the Closing is herein referred to as the "Closing Date." Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date.

      3.   REPRESENTATION AND WARRANTIES OF WESTERN:

           Western represents and warrants to Pool as of the date hereof and as of the Closing Date as follows:

           (a) ORGANIZATION AND AUTHORITY: Western is a corporation duly organized, validly existing and in good standing under the laws of the State of Montana.

           The execution, delivery and performance of this Agreement by Western has been duly authorized by all necessary corporate action and this Agreement constitutes a valid and binding obligation of Western, enforceable in accordance with its terms.

           (b) TITLE TO PROPERTY; LIENS: At the time of the Closing Western will have good and indefeasible title to the property of every kind, tangible or intangible, constituting the Assets, free and clear of all liens, encumbrances and charges, except as described in Section 1(b) hereof.

           (c) COMPLIANCE WITH CORPORATE DOCUMENTS: The consummation of the transaction contemplated by this Agreement will not result in the breach of any terms or provision of the Articles of Incorporation or Bylaws of Western or of any shareholders agreement or other material contractual obligation or arrangement of Western or any of its affiliates. Consummation of such transaction will, however, require the consent of Norlandsbanken A.S. and Charter National Bank--Colonial, which consents will be obtained by Western prior to Closing.

           (d) DISSIPATION OF ASSETS: None of the Assets have been sold or otherwise disposed of or dissipated other than through normal wear and tear and/or consumption in the ordinary course of Western's business, nor have any of the Assets been lost, damaged or destroyed as a result of theft, fire or other casualty since April 15, 1996, provided, however, that in the event of such loss, destruction, or damage, this Agreement shall not terminate and instead the Purchase Price shall be proportionately reduced by the value of the lost, destroyed, or damaged Asset. The value of such Asset shall be determined by mutual agreement or, absent such agreement, by an independent appraiser appointed by the then President of the Association of Oilwell Service Contractors.

      4.   REPRESENTATIONS AND WARRANTIES OF POOL:

           Pool represents and warrants to Western as of the date hereof and as of the Closing Date as follows:

           (a)  ORGANIZATION AND AUTHORITY:

                Pool is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The execution, delivery and performance of this Agreement by Pool have been duly authorized of this Agreement by Pool has been duly authorized by all necessary corporate action on the part of Pool and this Agreement constitutes a valid and binding obligation of Pool, enforceable in accordance with its terms.

           (b)  COMPLIANCE WITH CORPORATE DOCUMENTS:

                The execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of the Articles of Incorporation or Bylaws of Pool or of any shareholders agreement or other material contractual obligation or arrangement of Pool or any of its affiliates.

      5.   SURVIVAL OF WARRANTIES AND REPRESENTATIONS:

           Notwithstanding any investigation conducted before or after the Closing, the parties shall be entitled to rely upon the warranties and representations set forth in Sections 3 and 4 hereof, and the obligations of the parties with respect thereto shall survive the Closing and continue in full force and effect until the third anniversary of the Closing Date, at which time all warranties and representations set forth in this Agreement and all liability of the parties with respect thereto shall terminate, except with respect to any claims which are asserted in writing on or before the third anniversary of the Closing Date.

      6.   INDEMNIFICATION:

           (a) Western hereby agrees to indemnify, defend and hold harmless Pool from and against any and all losses, liabilities, damages, expenses, or deficiencies (including reasonable attorneys' fees), to the extent such losses, liabilities, damages, expenses and deficiencies exceed One Hundred Thousand and No/100 ($100,000.00), in the aggregate, arising out of or due to, (i) any breach or default with respect to any representation or warranty made by Western under this Agreement, or (ii) the amount of any liability of Western, including contingent liabilities whether or not asserted against it at or prior to the Closing, that Pool may in any way become responsible for or that any of the Assets sold to Pool pursuant to this Agreement may become subject to as a result of the transactions provided for herein, whether by operation of any bulk sale law, any similar law, or otherwise.

           (b) Pool hereby agrees to indemnify, defend and hold harmless Western and its officers, directors, employees and affiliates from and against any and all losses, liabilities, damages, expenses or deficiencies (including reasonable attorneys' fees), to the extent such losses, liabilities, damages, expenses and deficiencies exceed One Hundred Thousand and No/100 ($100,000.00), in the aggregate, arising out of or due to: (i) any breach or default under this Agreement by Pool, (ii) any inaccuracy in any representation or warranty made by Pool under this Agreement; or, subject, however, to the provisions of paragraph 1(e), in the case of breach resulting in this Agreement being rescinded or terminated, (iii) the operation of the Assets by Pool subsequent to Closing, including claims alleging preexisting defects or strict liability causes of action against Western or relating to negligent or other acts or omissions of Western prior to Closing, but excluding, however, claims relating to negligent or other acts or omissions of Western after the Closing.

      7.   CONDITIONS PRECEDENT:

           (a) The obligations of Pool under this Agreement are subject to the condition that:

                (1)  Pool shall receive at the Closing the following:

                     (i) Duly executed bill(s) of sale and assignments in form of Exhibit E, conveying to Pool the personal property described in Exhibit A.

                     (ii) A guaranty in the form of Exhibit F with respect to all of Western's obligations under this Agreement, including, without limitation, Section 6 hereof, duly executed by DI Industries, Inc. ("DI"), as Western's parent company (the "Guaranty").

                     (iii) Special warranty deeds in a form acceptable to both parties conveying good and indefeasible title in and to the land and buildings described in Exhibit A, subject only to the following:

                     - Present restrictions and/or restrictive covenants, if any, existing against said properties.
                     -    Taxes for the current and subsequent years;
                     -    Existing building and zoning ordinances, if any; and
                     - Recorded liens, easements, licenses or encumbrances not caused or created by Western or its affiliates.

                     (iv) Owner's Policies of Title Insurance issued by a mutually acceptable title insurance company, tax certificates showing no delinquent taxes, (current taxes and insurance to be prorated to the Closing Date). Each of the Title Policies issued to Pool shall be in an amount equal to the value shown on Exhibit A as assigned to the property to which such policy pertains and shall guarantee Pool's title to be good and indefeasible subject only to the foregoing exceptions and, the following standard printed exception:

                     - Any discrepancies, conflicts, or shortages in areas or boundary lines, or any encroachments, or any overlapping of improvements.

                     Such title insurance shall not in any way release Western from the warranties of the deed to each property.

                     (v) Documents in form satisfactory to Pool evidencing the release of all liens or encumbrances affecting any of the Assets other than the liens described in Section 1(b) hereof.

                     (vi) A noncompetition agreement executed by Western and DI substantially in the form of Exhibit D attached hereto (the "Noncompete Agreement").

                     (vii) An opinion of Western's counsel, to the effect that:

                     - Western is a corporation duly organized, validly existing and in good standing under the laws of the State of Montana.

                     - The execution, delivery and performance of this Agreement and each of the other agreements and instruments to be executed and delivered by Western on the Closing Date and the execution, delivery and performance of the Guaranty and the Noncompete Agreement by DI have been duly authorized by all requisite corporate action. Subject to bankruptcy, insolvency and similar laws affecting the rights of creditors and to the power of courts to award damages in lieu of equitable remedies, all of the obligations of Western and of DI contained in this Agreement, the Guaranty and each of the other agreements and instruments delivered at Closing are valid and binding obligations, enforceable in accordance with their terms.

                (2) Western shall have performed all of its covenants contained in this Agreement which are to be performed on or before the Closing Date.

                (3) No litigation or other proceedings shall be pending or threatened which, in Pool's reasonable judgment, would materially or adversely affect any of the Assets.

                (4) All requisite board of directors and shareholder actions to authorize the execution and delivery of this Agreement and the performance by Western and DI of their respective obligations hereunder and under the Guaranty and under the Noncompete Agreement shall have been taken and certificates to that effect provided to Pool.

                (5) Pool, at its expense, shall have been permitted to conduct environmental audits of the real properties which are included among the Assets.

                (6) With respect to any of Western's rig operations which are not completed prior to the close of business on the Closing Date, arrangements shall have been made (i) with each of the customers involved whereby Western shall be released from any contractual obligation to complete such work and Pool shall undertake the completion thereof, or (ii) as to any contract with a customer that is not willing to release Western from completion thereof, for Western to complete such work in Western's name utilizing the Assets, with Pool receiving the net compensation therefrom, provided no such arrangement shall endure for a period of more than 30 days following the Closing Date.

                (7) None of the Assets shall have been lost, destroyed or materially damaged by theft, fire or other casualty, since April 15, 1996, provided, however, that in the event of such loss, destruction, or damage, this Agreement shall not terminate and instead the Purchase Price shall be proportionately reduced by the value of the lost, destroyed, or damaged Asset. The value of such Asset shall be determined by mutual agreement or, absent such agreement, by an independent appraiser appointed by the then President of the Association of Oilwell Service Contractors.

           (b) The obligations of Western under this Agreement are subject to the condition that:

                (1)  Western shall receive at Closing the following:

                     (i) A wire transfer of funds in the amount of $3,555,000 U.S. dollars to such account as shall be designated by Western in writing at or prior to Closing, representing the balance in excess of the earnest money deposit of the Purchase Price of $3.95 million U.S. dollars.

                     (ii) A guaranty in the form of Exhibit F with respect to all of Pool's obligations under this Agreement, including, without limitation, Section 6 hereof, duly executed by Pool Energy Services Co. as Pool's ultimate parent entity.

                     (iii) An opinion of Pool's counsel, to the effect that:

                     - Pool is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

                     - the execution, delivery and performance of this Agreement and each of the other agreements and instruments to be executed and delivered by Pool on the Closing Date has been duly authorized by all requisite corporate action. Subject to bankruptcy, insolvency and similar laws affecting the rights of creditors and to the power of courts to award damages in lieu of equitable remedies, this Agreement is a valid and binding obligation of Pool, enforceable in accordance with its terms.

           (2) No litigation or other proceeding shall be pending or threatened which seeks to prevent the consummation of this Agreement.

           (3) Pool shall have performed all of its covenants contained in this Agreement which are to be performed on or before the Closing Date.

           (4) All requisite action on the part of the Board of Directors of Pool to authorize the execution and delivery of this Agreement and the performance by Pool of its obligations hereunder shall have been taken and a certificate to that effect provided to Western.

           (5) With respect to any of Western's rig operations which are not completed prior to the close of business on the Closing Date, arrangements shall have been made (i) with each of the customers involved whereby Western shall be released from any contractual obligation to complete such work and Pool shall undertake the completion thereof, or (ii) as to any contract with a customer that is not willing to release Western from completion thereof, for Western to complete such work in Western's name utilizing the Assets, with Pool receiving the net compensation therefrom, provided no such arrangement shall endure for more than 30 days following the Closing Date.

      8.   COVENANTS OF WESTERN:

           (a)  From the date hereof until the Closing Date, Western will:

                (1) Use its best commercially reasonable efforts to conduct and operate its well servicing business only in the ordinary and usual course, preserve its current business relationships with well servicing customers and keep available the services of Western's rig crew personnel to facilitate their becoming employed by Pool following the Closing Date.

                (2) Use its best commercially reasonable efforts to maintain all of the Assets in good condition and preserve them from loss, damage, destruction or other deterioration, except normal wear and tear and damage by fire or other casualty.

                (3) Not sell nor agree to sell or transfer to any other person any of the Assets or subject any thereof to a mortgage, pledge, lien or any other form of security interest or encumbrance of any kind, other than as described in Section 1(c) above.

                (4) Permit or obtain any permission required to enable Pool and any persons designated by Pool, at Pool's sole risk and expense, to inspect the properties and assets to be assigned or leased hereunder.

                (5) pay all taxes, fees, assessments and other charges, when due, which are assessed, levied or due in with respect to any of the properties and assets to be assigned or transferred hereunder, whether owned or leased, except to the extent being contested in good faith by appropriate proceedings.

                (6) Not take any course of action inconsistent with satisfaction of its obligations under this Agreement and promptly do all such acts and take all other measures as may be appropriate to enable Western to perform its obligations hereunder as early as possible.

                (7) Assist Pool in establishing agreements with Western's customers providing for the performance by Pool of rig services for such customers on terms substantially similar to those contained in Western's existing agreements with such customers.

                (8) Use its best commercially reasonable efforts to obtain the lease agreements called for in Section (1)(a)(2) hereof.

           (b)  From the date hereof until the Closing Date, Pool will:

                (1) not contact or communicate with any of the employees of Western or (insofar as this transaction is concerned) any of the well servicing customers of Western without the consent of Western, which consent shall not be unreasonably withheld;

                (2) not take any course of action inconsistent with satisfaction of its obligations under this Agreement and promptly do all such acts and take all of the measures as may be appropriate to enable Pool to perform its obligations hereunder as early as possible;

                (3) assist Western in establishing agreements between Pool and the customers of Western providing for the performance by Pool of rig services to such customers on terms substantially similar to those contained in Western's existing agreements with such customers; and

                (4) use its best commercially reasonable efforts to obtain the lease agreements called for in Section (1)(a)(2).
      9.   EXPENSES:

           (a) Except as otherwise provided in this Agreement, all costs and expenses, including, without limitation, legal fees and local, state and federal income taxes incurred by the parties in negotiating this Agreement or in, or as a result of, consummating the transaction contemplated hereby, shall be paid by the party incurring same.

           (b) With respect to the real estate being purchased and sold, Western shall bear the cost of title insurance and recording any lien releases and Pool shall bear the cost of recording deeds; any title company escrow fees shall be borne equally.

           (c) Western shall be responsible for and shall indemnify and hold Pool harmless for any and all accrued benefits or other obligations with respect to

           Western's employees incurred or accrued up until the Closing Date regardless of whether such employees are subsequently hired by Pool in connection with the Closing of this transaction.

      10.  FINDER'S FEES:

           The parties mutually acknowledge and agree that neither has incurred obligation to pay any brokerage commission or finder's fee with regard to the transactions contemplated by this Agreement. Each of the parties hereby covenants to indemnify the other against any and all liability (including, without limitation, counsel fees and other costs of defending any such liability or enforcing this indemnification) for payment of any commission or finder's fee to any person, firm or corporation claiming to have acted on behalf of such indemnifying party in connection with the transactions contemplated by this Agreement.

      11.  NOTICES:

           All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly delivered if,
      (i) delivered in person, (ii) sent by registered or certified mail, postage prepaid, return receipt requested at the following addresses, or
      (iii) sent by telecopy or facsimile transmission to the numbers indicated below:

           (a) If to Western, to President, Western Oil Well Service Co., 450 Gears Road, Suite 625, Houston, Texas 77067. Facsimile No. 713/874-0193

           With a copy to: Casey W. Doherty
                          Cokinos, Bosien & Young
                          2919 Allen Parkway, Suite 1500
                          Houston, Texas  77019

           (b) If to Pool, to Mr. W. J Myers, 10375 Richmond Avenue, Houston, Texas 77042. Facsimile No. 713/954-3037.

           Such notices shall be effective, (i) if delivered in person or by courier, on actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received, or (iii) if mailed, upon the earlier of five (5) days after deposit in the mail or the date of delivery as shown by the return receipt therefor.

           Any party may, by giving written notice to the other, designate any other address in substitution of the foregoing address to which such notice shall be given.

      12.  APPLICABLE LAW AND VENUE:

           This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of Texas. Venue for any legal or equitable action brought with respect to the interpretation or enforcement of this Agreement or any agreement executed in connection therewith shall lie in Harris County, Texas.

      13.  SEVERABILITY:

           If any provision of this Agreement is held to be illegal, invalid or unenforceable under applicable law, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

      14.  RESCISSION OF AGREEMENT:

           In the event the Closing Date has not occurred on or before July 15, 1996 for any reason other than the mutual agreement of the parties or the failure to receive acceptable title insurance commitments and one of the parties hereto is in default of one or more of its obligations, the nondefaulting party shall have the right to terminate this Agreement by written notice to the other. Subject to the provisions of paragraph 1(e) hereof, the termination of this Agreement by the nondefaulting party pursuant to this section shall not prejudice any other rights the nondefaulting party may have at law or in equity with respect to any breach of this Agreement.

      15.  ENTIRE AGREEMENT:

           This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a written agreement signed by all of the parties.

      16.  BINDING EFFECT:

           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and nothing contained herein, express or implied, is intended to confer upon any person other than the parties hereto, their successors and assigns, any rights or remedies under or by reason of this Agreement.

      17.  ATTORNEYS' FEES:

           The prevailing party in any dispute with respect to the interpretation or enforcement of this Agreement shall be entitled to recover reasonable attorneys' fees incurred by such party in connection therewith.

      IN WITNESS WHEREOF, the Parties have each caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, as of the date first above written.

                               POOL COMPANY

                               By:  /s/ WILLIAM J. MYERS

                               Its: GROUP VICE PRESIDENT

                               WESTERN OIL WELL SERVICE CO.

                               By:  /s/ T. SCOTT O'KEEFE

                               Its: ATTORNEY-IN-FACT

                                    EXHIBIT A

      Exhibit A has been omitted pursuant to Item 601(b)(2) of Regulation S-K. Registrant hereby agrees to provide copies of Exhibit A to the Commission upon request.


                                    EXHIBIT B
                              LEASED REAL PROPERTY

      Exhibit B has been omitted pursuant to Item 601(b)(2) of Regulation S-K. Registrant hereby agrees to provide copies of Exhibit B to the Commission upon request.

                                   EXHIBIT C

                                 FORM OF LEASE

                                LEASE AGREEMENT

      THIS LEASE AGREEMENT (this "Lease") is made and entered into by and between WESTERN OIL WELL SERVICE CO. ("Landlord"), and POOL COMPANY ("Tenant").

1.  PREMISES

      1.1 PREMISES. In consideration of the obligation of Tenant to pay rent as herein provided and in consideration of the other terms, covenants, and conditions hereof, Landlord leases to Tenant, and Tenant takes from Landlord, the premises situated at Marsh Road, Glendive, Montana, and more fully and particularly described on Exhibit A attached hereto and incorporated herein for all purposes (the "Premises"), to have and to hold the Premises for the Lease Term, subject to the terms, covenants and conditions of this Lease.

      1.2 ACCEPTANCE. Tenant accepts the Premises in its condition as of the Commencement Date, subject to all applicable laws, ordinances, and regulations. Tenant acknowledges that Landlord has made no representation or warranty as to the suitability of the Premises for the conduct of Tenant's business, and Tenant waives any implied warranty that the Premises are suitable for Tenant's intended purposes. The taking of possession of the Premises shall be conclusive evidence that Tenant accepts the Premises in their condition at the time possession was taken. In no event shall Landlord be liable to Tenant for any defects in the Premises or for any limitation on its use.

2.  TERM

      2.1 TERM OF LEASE. The initial term of this Lease (the "Lease Term") shall be for a period of ten (10) years commencing on June 24, 1996 (the "Commencement Date"), and ending on June 23, 2006.

      2.2 TERMINATION. Notwithstanding any other language contained in this Lease to the contrary, Tenant shall have the right to terminate this Lease at any time by giving written notice to the Landlord at least sixty (60) days prior to the intended termination date.

      2.3 HOLDOVER. If, for any reason, Tenant retains possession of the Premises after the expiration or early termination of the Lease Term, such possession shall be subject to immediate termination by Landlord at any time, and all of the other terms and provisions of this Lease shall be applicable during such holdover period, except that the Base Rate during such holdover period shall be the fair market rental value of the Premises. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Section shall not be construed as consent for Tenant to retain possession of the Premises.

3.  USE OF PREMISES

      3.1 PERMITTED USE. The Premises shall be used only as an office facility, shop facility, and/or equipment storage yard, and for such other lawful purposes as may be incidental thereto. Tenant may not use the Premises for any other purpose without the written consent of Landlord, which consent will not be unreasonably withheld. Tenant will use the Premises in a careful, safe and proper manner and will not commit waste thereon.

      3.2 COMPLIANCE WITH LAWS. Tenant, at its sole expense, shall comply with all laws (including, without limitation, Environmental Requirements, as defined herein, and laws regarding access for handicapped or disabled persons), ordinances and regulations, and all declarations, covenants, and restrictions, applicable to Tenant's use or occupation of the Premises, and with all governmental orders and directives of public officers which impose any duty or restriction with respect to the use or occupation of the Premises.

      3.3 PROHIBITED USE. Tenant shall not permit or take any action on the Premises that would constitute a nuisance. Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant's or Landlord's insurance or increase the insurance risk. Notwithstanding any other provision contained herein to the contrary, no use shall be made or permitted to be made of the Premises nor acts done which will cause the cancellation of any kind of insurance policy covering said Premises or any building of which the Premises may be a part. No use shall be made of the Premises other than a use permitted under Section 3.1 that would constitute the Premises as a place of public accommodation under the Americans with Disabilities Act or similar state statutes or local ordinances or any regulations promulgated thereunder, all as may be amended from time to time.

4.  BASE RENT

      4.1 PAYMENT. Tenant shall pay Landlord a one-time payment in the amount of TEN DOLLARS ($10) as Base Rent for the entire initial term of this Lease, receipt of which amount is hereby acknowledged. All other payments required to be made by Tenant to Landlord hereunder shall be payable at such address as Landlord may specify from time to time by written notice delivered in accordance herewith.

      4.2 NO OFFSET. The obligation of Tenant to pay Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any Rent due hereunder except where expressly provided in this Lease. Tenant waives and releases all statutory liens and offset rights as to rent.

5.  TAXES AND ASSESSMENTS AS ADDITIONAL CHARGES

      5.1 PAYMENT OF TAXES. Tenant shall pay all real property taxes applicable to the Premises during the term of this Lease. All such payments shall be made at least thirty (30) days prior to the delinquency date of such payment. Tenant shall promptly furnish Landlord with satisfactory evidence that such taxes have been paid. If Tenant shall fail to pay any such taxes, Landlord shall have the right to pay the same, in which case Tenant shall repay such amount to Landlord upon demand, together with interest at the highest legal rate.

      5.2 DEFINITION OF "REAL PROPERTY" TAXES. As used herein, the term "real property tax" shall include any form of assessment, license fee, rent tax, levy, penalty, or tax (other than inheritance or estate taxes) imposed by any authority having the direct or indirect power to tax, including any city, county, state, or federal government, or any school, agricultural, lighting, water, drainage, or other improvement district thereof, as against any legal or equitable interest of Landlord in the Premises or in the real property of which the Premises are a part, as against Landlord's right to rent or other income therefrom, or as against Landlord's business of leasing the Premises. Tenant shall pay any and all charges and fees which may be imposed by any governmental regulations or authorities.

6.  INSURANCE AND INDEMNITY

      6.1 LIABILITY INSURANCE. Tenant, at Tenant's sole cost and expense, shall provide and maintain in force during the term of this Lease, comprehensive liability insurance in the amount of $500,000.00 per occurrence with a $1,000,000.00 policy aggregate, covering Landlord as well as Tenant, for any liability for property damage or personal injury arising during Tenant's occupation or as a result of Landlord's ownership of the Premises, excluding, however, any liability for environmental damage resulting from events occurring, or conditions existing prior to Tenant's taking possession of the Premises.

      6.2 GENERAL PROVISIONS. All insurance policies required pursuant to this Agreement shall not be cancelable unless thirty (30) days prior written notice shall have been given to Landlord, and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant's policies). Such policies or certificates thereof shall be delivered to Landlord by Tenant upon commencement of the Lease Term or otherwise upon request and upon each renewal of said insurance.

      6.3 REMEDY FOR FAILURE TO PROVIDE INSURANCE. Tenant shall furnish Landlord with certificates of all insurance required by this section. If Tenant does not provide such certificates upon Landlord's delivery of possession to Tenant or otherwise upon request, or if Tenant allows any insurance required under this section to lapse, Landlord may, at its option, upon notice to Tenant, take out and pay the premiums on the necessary insurance to comply with Tenant's obligations under the provisions of this section. Landlord is entitled to reimbursement from Tenant for all amounts spent by it to procure and maintain such insurance, together with interest on any such amounts at the highest legal rate from the date of receipt of Landlord's notice of payment until the date that Landlord is reimbursement by Tenant. In the event Tenant fails to maintain insurance as provided in this Article , Tenant shall become indebted to, and shall promptly reimburse Landlord to the full extent of any loss as if fully insured under the terms of this Lease.

7.  REPAIRS AND MAINTENANCE

      Landlord shall have no obligation whatsoever to maintain the Premises or any portion thereof.

8.  UTILITIES

      Tenant shall pay for all water, gas, electricity, heat, light, power, telephone, sewer, sprinkler services, and other utilities and services used on the Premises, all maintenance charges for utilities, and any storm sewer charges or other similar charges for utilities imposed by any governmental entity or utility provider, together with any taxes, penalties, surcharges or the like pertaining to Tenant's use of the Premises. Landlord shall not be liable for any interruption or failure of utilities or any other service to the Premises and no such interruption or failure shall result in the abatement of rent hereunder or otherwise permit Tenant to terminate this Lease.

9.  ALTERATIONS, ADDITIONS, AND IMPROVEMENTS

      All material alterations, additions, leasehold improvements or other improvements made by Tenant shall become the property of Landlord at the termination of this Lease. Landlord may, however, require that Tenant remove any or all alterations, additions, and improvements installed or made by Tenant, and any other property placed on the Premises by Tenant, upon termination of the Lease. In the event that Landlord requires Tenant to remove such alterations, additions, leasehold improvements or other improvements, Tenant shall repair any damage to the Premises caused by such removal.

10.  DEFAULT

      10.1 DEFAULT BY TENANT. Each of the following events shall be an event of default ("Event of Default") by Tenant under this Lease:

      (a) Tenant shall fail to pay any payment required herein when due, and such failure shall continue for a period of five (5) days after notice from Landlord.

      (b) Tenant shall (i) become insolvent; (ii) admit in writing its inability to pay its debts; (iii) make a general assignment for the benefit of creditors; (iv) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property; or (v) take any action to authorize or in contemplation of any of the actions set forth above in this subparagraph.

      (c) Any case, proceeding or other action against Tenant shall be commenced seeking (i) to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent; (ii) reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors; or (iii) appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action results in the entry of an order for relief against it which it is not stayed or dismissed within sixty (60) days of its filing or entry.

      (d) There shall occur any assignment, subleasing or other transfer of Tenant's interest in or with respect to this Lease, other than as permitted herein.

      (e) Tenant shall fail to discharge, or otherwise take appropriate action to prevent the enforcement of, any lien placed upon the Premises within thirty (30) days after any such lien or encumbrance is filed against the Premises.

      (f) Tenant shall be dissolved or otherwise fail to maintain its legal existence.

      (g) Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section , and except as otherwise expressly provided therein, such default shall continue for more than thirty (30) days after Landlord shall have given Tenant written notice of such default.

11.  LANDLORD'S REMEDIES

      11.1 GENERAL. Upon each occurrence of an Event of Default and so long as such Event of Default shall be continuing, Landlord may at any time thereafter at its election: (i) terminate this Lease or Tenant's right of possession, but Tenant shall remain liable as hereinafter provided; and/or (ii) pursue any remedies provided for under this Lease or at law or in equity. Upon the termination of this Lease or termination of Tenant's right of possession, it shall be lawful for Landlord, without formal demand or notice of any kind, to re-enter the Premises by summary dispossession proceedings or any other action or proceeding authorized by law and to remove Tenant and all persons and property therefrom. If Landlord re-enters the Premises, Landlord shall have the right to keep in place and use, or remove and store, all of the furniture, fixtures and equipment at the Premises.

      11.2 LEASE TERMINATION. If Landlord terminates this Lease, Landlord may recover from Tenant the sum of (i) all Rent and all other amounts accrued hereunder to the date of such termination, and (ii) all reasonable expenses incurred by Landlord in pursuing its remedies, including reasonable attorneys' fees and court costs.

      11.3 NO WAIVER. Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, whether by agreement or by operation of law, it being understood that such surrender and/or termination, except as provided in Section , can be effected only by the written agreement of Landlord. Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same. Tenant and Landlord further agree that forbearance or waiver by Landlord to enforce its rights pursuant to this Lease or at law or in equity, shall not be a waiver of Landlord's right to enforce one or more of its rights in connection with any subsequent default. A receipt by Landlord of Rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. To the greatest extent permitted by law, Tenant waives the service of notice of Landlord's intention to re-enter as provided for in any statute, or to institute legal proceedings to that end, and also waives all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judgment. The terms "enter," "re-enter," "entry" or "re-entry," as used in this Lease, are not restricted to their technical legal meanings. Any reletting of the Premises shall be on such terms and conditions as Landlord in its sole discretion may determine (including without limitation a term different than the remaining Lease Term, rental concessions, alterations and repair of the Premises, and lease of less than the entire Premises to any tenant). Landlord shall not be liable, nor shall Tenant's obligations hereunder be diminished because of, Landlord's failure to relet the Premises or collect rent due in respect of such reletting.

12.  INSPECTION BY LANDLORD

      Landlord and its agents, representatives, and contractors shall have the right to enter the Premises at any reasonable time to inspect the Premises and to make such repairs as may be permitted pursuant to this Lease and for any other business purpose.

13.  ASSIGNMENT AND SUBLEASE

      13.1 ASSIGNMENT AND SUBLETTING BY TENANT. Tenant may not sublet, assign, encumber, or in any way otherwise transfer this Lease, or any right or interest in this Lease or in the Premises or the improvements on the Premises other than to a subsidiary or affiliate of Tenant, unless Landlord consents in writing thereto, which consent shall not be unreasonably withheld. If Tenant sublets, assigns, encumbers, or otherwise transfers its rights or interests in this Lease or in the Premises or the improvements on the Premises without Landlord's prior written consent, Landlord may, at its option, declare this Lease terminated without notice.

      13.2 ASSIGNMENT BY LANDLORD. Landlord may assign or transfer any or all of its interests under the terms of this Lease. Such assignation or transfer shall not alter or inhibit the rights, duties, or obligations of Tenant under this Lease.

14.  DISCLAIMER OF ALL WARRANTIES

      NOTWITHSTANDING ANYTHING CONTAINED IN THIS LEASE TO THE CONTRARY, LANDLORD HAS LEASED THE PREMISES TO TENANT "AS IS", "WHERE IS," "WITH ALL FAULTS," AND WITHOUT ANY WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO CONDITION OF THE PREMISES, AND TENANT UNCONDITIONALLY ACCEPTS THE PREMISES IN ITS PRESENT CONDITION. BY SIGNING THIS LEASE, TENANT COVENANTS, REPRESENTS AND WARRANTS THAT LANDLORD HAS MADE NO REPRESENTATIONS OR WARRANTIES, AND TENANT

COVENANTS, REPRESENTS AND WARRANTS THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OF LANDLORD, ITS AGENTS OR REPRESENTATIVES IN ENTERING INTO THIS LEASE AND THAT NO STATEMENT, REPRESENTATION OR WARRANTY BY LANDLORD, ITS AGENTS OR REPRESENTATIVES HAS BEEN A PRODUCING CAUSE OF TENANT ENTERING INTO THIS LEASE. TENANT HEREBY RELEASES LANDLORD FROM ANY IMPLIED REPRESENTATIONS OR WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES OF HABITABILITY OR TENANTABILITY, FITNESS FOR A PARTICULAR USE, MERCHANTABILITY, OR CONSTRUCTION IN A GOOD AND WORKMANLIKE MANNER.

15.  INDEMNIFICATION AND WAIVER

      EXCEPT FOR LANDLORD'S GROSS NEGLIGENCE, TENANT AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS LANDLORD, AND LANDLORD'S PARTNERS, OFFICERS, DIRECTORS, AGENTS AND EMPLOYEES, FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, ACTIONS, LIABILITIES, DAMAGES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES) FOR INJURIES TO ANY PERSON AND DAMAGE TO OR THEFT OR MISAPPROPRIATION OR LOSS OF PROPERTY WHETHER OCCURRING IN OR ABOUT THE PROJECT AND ARISING FROM THE USE AND OCCUPANCY OF THE PREMISES OR FROM ANY ACTIVITY, WORK, OR THING DONE, PERMITTED OR SUFFERED BY TENANT IN OR ABOUT THE PREMISES (INCLUDING, WITHOUT LIMITATION, ANY ALTERATION BY TENANT) OR FROM ANY BREACH OR DEFAULT ON THE PART OF TENANT IN THE PERFORMANCE OF ANY COVENANT OR AGREEMENT ON THE PART OF TENANT TO BE PERFORMED UNDER THIS LEASE OR DUE TO ANY OTHER ACT OR OMISSION OF TENANT, ITS SUBTENANTS, ASSIGNEES, INVITEES, EMPLOYEES, CONTRACTORS AND AGENTS OR THE ORDINARY NEGLIGENCE OF LANDLORD. THE FURNISHING OF INSURANCE REQUIRED HEREUNDER SHALL NOT BE DEEMED TO LIMIT TENANT'S OBLIGATIONS UNDER THE PROVISIONS OF THIS PARAGRAPH. LANDLORD AND ITS PARTNERS, OFFICERS, DIRECTORS, AGENTS AND EMPLOYEES SHALL NOT BE LIABLE FOR, AND TENANT HEREBY WAIVES ALL CLAIMS AGAINST SUCH PARTIES FOR, INJURY TO PERSONS OR DAMAGE TO PROPERTY SUSTAINED BY TENANT OR ANY PERSON CLAIMING THROUGH TENANT RESULTING FROM ANY ACCIDENT OR OCCURRENCE IN OR UPON THE PREMISES OR IN OR ABOUT THE PROJECT FROM ANY CAUSE WHATSOEVER. ANYTHING TO THE CONTRARY HEREIN NOTWITHSTANDING, TENANT SHALL NOT INDEMNIFY LANDLORD FOR ANY CLAIMS, DEMANDS, ACTIONS, LIABILITIES, DAMAGES, COSTS AND EXPENSES ARISING OUT OF (i) ACTUAL NEGLIGENCE OF LANDLORD, ITS EMPLOYEES OR AGENTS, OCCURRING SUBSEQUENT TO THE DATE OF THIS LEASE, OR (ii) ANY ENVIRONMENTAL DAMAGE OR CONDITION AFFECTING THE PREMISES RESULTING FROM EVENTS OCCURRING PRIOR TO THE DATE OF THIS LEASE.

16.  ENVIRONMENTAL REQUIREMENTS

      16.1 GENERAL. Except for such incidental cleaning agents and solutions or maintenance materials used in the ordinary course or materials and goods stored as part of Tenant's warehouse operations (but such use and storage shall be in compliance with all Environmental Requirements), Tenant shall not permit or cause any party to bring any Hazardous Material upon the Premises or store or use any Hazardous Material in or about the Premises without

Landlord's prior written consent. Tenant, at its sole cost and expense, shall operate its business in the Premises in compliance with all Environmental Requirements, and will obtain, comply with, and properly maintain all permits and licenses, or applications required by Environmental Requirements for its operations. The term "Environmental Requirements" means all applicable present and future statutes, regulations, ordinances, rules, codes, or other similar enactments of any governmental authority of agency, and any applicable judicial, administrative or regulatory decrees, judgments, orders, or policies regulating or relating to any Hazardous Materials or pertaining to health, safety, industrial hygiene, or the environmental conditions on, under, or about the Premises or the environment, including, without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"); the Resource Conservation and Recovery Act; the Toxic Substances Control Act; the Clean Air Act; the Federal Water Pollution Control Act; the Federal Hazardous Materials Transportation Act; and all state and local counterparts, supplements or additions thereto, and any regulations or policies promulgated or issued thereunder. The term "Hazardous Materials" means and includes petroleum (as defined in CERCLA), asbestos and any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, under any Environmental Requirements. Nothing in this section or in any other section of this Lease shall require Tenant to comply with any Environmental Requirement to the extent it imposes an obligation to clean up, remediate, or correct any condition existing on the Premises at the time of Tenant's taking possession of the Premises.

      16.2 INDEMNITY FOR ENVIRONMENTAL CONDITIONS. TENANT SHALL INDEMNIFY, DEFEND, AND HOLD LANDLORD ANY ITS PARTNERS, OFFICERS, DIRECTORS, AGENTS AND EMPLOYEES HARMLESS FROM AND AGAINST ANY AND ALL MANNER OF LOSSES (INCLUDING, WITHOUT LIMITATION, DIMINUTION IN VALUE OF THE PREMISES OR THE PROJECT AND LOSS OF RENTAL INCOME FROM THE PROJECT), CLAIMS, DEMANDS, ACTIONS, SUITS, DAMAGES (INCLUDING, WITHOUT LIMITATION, PUNITIVE DAMAGES), FINES, PENALTIES, ADMINISTRATIVE AND JUDICIAL PROCEEDINGS, JUDGMENTS, SETTLEMENTS, EXPENSES (INCLUDING, WITHOUT LIMITATION, CONSULTANT FEES, ATTORNEYS' FEES, OR EXPERT
FEES) WHICH ARISE DURING OR AFTER THE LEASE TERM WHICH ARE BROUGHT OR RECOVERABLE AGAINST, OR SUFFERED OR INCURRED BY LANDLORD OR SUCH PARTIES AS A RESULT OF ANY BREACH OF THE OBLIGATIONS UNDER THIS PARAGRAPH OR NONCOMPLIANCE WITH ANY ENVIRONMENTAL REQUIREMENT BY TENANT, IT AGENTS, EMPLOYEES, CONTRACTORS, SUBTENANTS, OR INVITEES, REGARDLESS OF WHETHER TENANT HAD KNOWLEDGE OF SUCH NONCOMPLIANCE. THE INDEMNIFICATION AND HOLD HARMLESS OBLIGATIONS OF TENANT SHALL SURVIVE ANY TERMINATION OF THIS LEASE, ANY RENEWAL, EXPANSION OR AMENDMENT OF THIS LEASE AND/OR THE EXECUTION AND DELIVERY OF ANY NEW LEASE WITH TENANT COVERING ALL OR ANY PORTION OF THE PROJECT.

      16.3 ASSESSMENTS. Landlord shall have access to, and a right to perform inspections and tests of, the Premises as it may reasonably require to determine Tenant's compliance with Environmental Requirements and Tenant's obligations under this Article . Access shall be granted to Landlord upon Landlord's prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant's operations. Such inspections and tests shall be conducted at Landlord's expense, unless such inspections or tests reveal that Tenant has not complied with the provisions of this Lease with respect to Environmental Requirements, in which case Tenant shall immediately, upon demand, reimburse Landlord for the cost of such inspection and tests. At the expiration or earlier termination of the Lease, Landlord shall have the right, at its option and at Tenant's sole cost and expense, to undertake an environmental assessment of the Premises to determine Tenant's compliance with the provisions of this Lease with respect to Environmental Requirements. Landlord and Tenant agree that Landlord's receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant.

17.  NOTICES AND ADDRESSES

      All notices required under this Lease must be given by certified mail or registered mail, addressed to the proper party, at the following addresses:

      TO LANDLORD AT:                     Western Oil Well Service Co.
                                          450 Gears Road, Suite 625
                                          Houston, Texas 77067

      TO TENANT AT:                       Pool Company
                                          P.O. Box 4271
                                          Houston, Texas 77210
                                          Attn:  Vice President
                                                 U.S. Land Operations

Either party may change the address to which notices are to be sent it by giving the other party notice of change of address in the manner providing for notices set forth in this section.

18.  MISCELLANEOUS

      18.1 Notwithstanding anything contained in this Lease to the contrary, no part of this Lease shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or a partnership or of a joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant or Landlord and Tenant.

      18.2 This agreement shall be binding upon, and inure to the benefit of, the parties to this Lease and their respective heirs, executors, administrators, legal representatives, successors, and assigns.

      18.3 This agreement shall be construed under, and in accordance with, the laws of the State of Texas, and all obligations of the parties created by this Lease shall be performed in Harris County, Texas.

      18.4 In case any one or more of the provisions contained in this agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of the agreement, and this agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been included in the agreement.

      18.5 This Lease constitutes the sole and only agreement of the parties to the agreement and is intended to be the final expression of this Lease and supersedes any prior understandings or written or oral agreements between Landlord and Tenant respecting the subject matter of this Lease.

      18.6 No amendment, modification, or alteration of the terms of this Lease shall be binding unless it is in writing, dated subsequent to the date of this agreement, and duly executed by all parties to this Lease or subsequent agreements.

      18.7 If, as a result of a breach of this agreement by either party, the other party employs an attorney or attorneys to enforce its rights under this Lease, then the prevailing party shall be entitled to, and the breaching or defaulting party shall be required to pay, reasonable attorney's fees and costs incurred to enforce the Lease.

      18.8 Neither Landlord nor Tenant shall be required to perform any term, condition, or covenant in this Lease so long as such performance is delayed or prevented by FORCE MAJEURE, which shall mean acts of God, strikes, lockouts, material or labor restrictions by any governmental authority, civil riot, floods, and any other cause not reasonably within the control of Landlord or Tenant and which by the exercise of due diligence Landlord or Tenant is unable, wholly or in part, to prevent or overcome.

      18.9 Any payments or charges due from Tenant to Landlord hereunder shall be considered rent ("Rent") for all purposes of this Lease.

      18.10 Tenant hereby waives any claim for money damages or for termination of this Lease based upon any claim or assertion by Tenant that Landlord unreasonably or arbitrarily withheld or delayed its consent or approval in any case where Landlord's consent or approval is required. Except as otherwise expressly provided in this Lease, Landlord's granting or withholding of any consent or approval shall be at its complete discretion.

      18.11 The term "Landlord", as used in this Article, shall mean only the owner or owners at the time in question of the fee title or its interest in a ground lease of the Premises, and in the event of any transfer of such title or interest, Landlord herein named (and in case of any subsequent transfers the then grantor) shall be relieved from and after the date of such transfer of all liability with respect to any of Landlord's obligations thereafter to be performed, provided that any funds in the hands of Landlord or the then grantor at the time of such transfer, in which Tenant has an interest, shall be delivered to the grantee. The obligations contained in this Lease to be performed by Landlord shall, subject as aforesaid, be binding on Landlord's successors and assigns, only during their respective periods of ownership.

      18.12 The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto.

      18.13 Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provisions hereof, or in any way affect the interpretation of this Lease.

      18.14 Time is of the essence as to the performance of Tenant's obligations under this Lease.

      THE UNDERSIGNED Landlord and Tenant execute this agreement in multiple originals effective June 24, 1996, at Houston, Harris County, Texas.

                                    "LANDLORD"

                                    WESTERN OIL WELL SERVICE CO.


                                    BY:__________________________________
                                       SCOTT O'KEEFE, Attorney-in-fact


                                    "TENANT"

                                    POOL COMPANY


                                    BY:__________________________________
                                       WILLIAM J MYERS
                                       Group Vice President
                                       U.S. Operations

                                    EXHIBIT D
                            NONCOMPETITION AGREEMENT

                            NONCOMPETITION AGREEMENT

      This Agreement entered into this 24th day of June, 1996, by and among Western Oil Well Service Co., a Montana corporation ("Western"), and DI INDUSTRIES, INC., a Texas corporation ("DI") (Western and DI being hereinafter collectively referred to as "Sellers"), in favor of POOL COMPANY, a Texas corporation ("Pool").

      WHEREAS, Pool and Western have entered into an Agreement dated June 24, 1996 (the "Purchase Agreement"), pursuant to which Pool is acquiring the operating assets of Western; and

      WHEREAS, DI is the owner of all of the capital stock of Western and will benefit indirectly from the transactions contemplated in the Purchase Agreement;

      WHEREAS, to accord Pool the full value of its purchase, one of the conditions to the consummation of the transactions called for by the Purchase Agreement is the execution and delivery by Sellers of a noncompetition agreement;

      NOW, THEREFORE, pursuant to the Purchase Agreement and in consideration of the purchase by Pool therein contemplated and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:

      1. Each of the Sellers hereby covenants and agrees that for a period of three (3) years from and after the date hereof, it shall not, for its own account, or as a partner, owner or stockholder of any other firm, partnership or corporation or otherwise, conduct, engage in, have any interest in, the business of ownership or operation of well servicing/workover rigs in the States of Utah, North Dakota, South Dakota, Montana, Wyoming and Colorado, (the "Territory") nor will any of the Sellers in any way during such period, directly or indirectly, solicit, divert, take away or attempt to hire any of the employees of Pool which were previously employed by Western, provided, however, nothing contained herein shall prohibit Sellers from acquiring stock in any publicly-owned company, if such transactions do not result in Sellers individually owning beneficially at any time an aggregate of five percent (5%) or more of the equity of any corporation engaged in a business of the type hereinabove mentioned.

      2. Sellers further agree and acknowledge that such three (3) year period herein provided is the minimum period of time and that the territory defined above is the minimum and reasonable area necessary to protect Pool in the use and employment of the assets acquired from Western. Sellers further agree that damages cannot compensate in the event of a violation of this Agreement and that injunctive relief would be essential for the protection of Pool. Sellers, therefore, agree and covenant that, in case of any such breach or violation, Pool may have (and Sellers hereby consent thereto) such injunctive relief. No waiver hereof shall be implied from forbearance or failure by any party to take action hereon. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest permissible under the laws and public policies of the State of Texas. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, this Agreement shall be construed and enforced as if such provision had never comprised a part hereof and the remaining provisions shall remain in full force and effect and shall not be affected by such provision or by its severance herefrom. Furthermore, in lieu of such provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. Any reference herein to Pool shall include any affiliate. For purposes hereof, "affiliate" shall mean any entity which, directly or indirectly, controls, is controlled by, or is under common control with, Pool. "Control," for purposes hereof, means ownership of more than fifty percent (50%) of an entity's voting capital stock.

      3. No modification, termination or waiver under this Agreement shall be valid unless in writing and signed by Pool and the Sellers.

      4. This Agreement shall be binding upon the successors and assigns of each of the Sellers.

                                      -22-

      5. This Agreement shall not be assignable by Pool, whether by operation of law or otherwise, except to an affiliate (as defined above).

      IN WITNESS WHEREOF, the Sellers have caused this Agreement to be executed as of the day and year first above written.

                               WESTERN OIL WELL SERVICE CO.

                               By:  _______________________________________
                               Its: _______________________________________

                               DI INDUSTRIES, INC.

                               By:  _______________________________________
                               Its: _______________________________________


                                    EXHIBIT E
                                  BILL OF SALE

                                  BILL OF SALE

EQUIPMENT SOLD:  The workover, well servicing and associated equipment described in Exhibit A attached hereto (hereinafter the "Equipment")

- --------------------------------------------------------------------------------
NAME OF SELLER:  Western Oil Well Service Co. - INTEREST OWNED:  100%
- --------------------------------------------------------------------------------
NAME OF BUYER:   Pool Company       -     INTEREST TRANSFERRED:  100%
- --------------------------------------------------------------------------------
CONSIDERATION RECEIVED:   TEN ($10.00) DOLLARS AND OTHER GOOD AND
                          VALUABLE CONSIDERATION
- --------------------------------------------------------------------------------

Seller does hereby sell to the Buyer named above, all of its right, title and interest in the Equipment named above, and hereby grants to the Buyer full subrogation in and to all of the rights and actions of warranty which the Seller has or may have against all preceding owners and vendors of the Equipment. TO HAVE AND TO HOLD the said Equipment unto the said Buyer, its executors, administrators, successors, and assigns, to the sole and only proper use, benefit and behalf of the said Buyer, its executors, administrators, successors, and assigns forever. The said Seller hereby warrants title to the equipment and hereby warrants and guarantees that the Equipment is free and clear of any and all liens (whether tort, contract, or arising by operation of law), mortgages, debts, charges, assessments, privileges, levies or other encumbrances of any kind or nature whatsoever, whether recorded, secret, state, tax or otherwise, as of the date and time of the execution of the within instrument and the said Seller hereby agrees to protect, defend, indemnify, and hold Buyer harmless from any and all liens (whether tort, contract, or arising by operation of law), mortgages, debts, charges, assessments, privileges, levies or other encumbrances of any kind or nature whatsoever, whether recorded, secret, state, tax or otherwise, which attached or arose against such Equipment prior to the date and time of the execution of the within instrument. THIS SALE IS MADE ON AN "AS IS, WHERE IS" BASIS WITHOUT ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR NATURE WHATSOEVER, EXPRESSED OR IMPLIED, CONCERNING THE CONDITION OF THE EQUIPMENT HEREIN CONVEYED, AND BUYER HEREBY SPECIFICALLY WAIVES ALL IMPLIED WARRANTIES, INCLUDING ANY AND ALL WARRANTIES AGAINST VICES OR DEFECTS, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE WHATSOEVER.

Date: June 24, 1996          WESTERN OIL WELL SERVICE CO.

                               By:        ______________________________
                                    Name: ______________________________

                               Title:     ______________________________

                                    EXHIBIT F

                               GUARANTY AGREEMENT

      THIS GUARANTY AGREEMENT (this "Guaranty") is delivered by
_____________________ ("Guarantor") in favor of ______________________________
(the "Contract Party").

                              W I T N E S S E T H:

      WHEREAS, the Contract Party and __________________________ (the "Subsidiary") have entered into that certain Agreement dated May 31, 1996 (the "Agreement"); and

      WHEREAS, pursuant to the Agreement, the Guarantor, as the ultimate parent entity of the Subsidiary, is required to deliver this Guaranty at the closing contemplated therein;

      NOW, THEREFORE, in order to induce the Contract Party to close the transactions contemplated in the Agreement, Guarantor hereby delivers this Guaranty pursuant to the terms and conditions set forth below:

      1. GUARANTY. Guarantor hereby absolutely and unconditionally guarantees the prompt performance when required of the obligations of the Subsidiary pursuant to the Agreement (the "Obligations").

      2. WAIVER. Guarantor absolutely and unconditionally waives demand and notice of nonperformance of any and all of the Obligations.

      3. COSTS. Guarantor agrees to pay to the Contract Party its collection costs, including any additional amounts for reasonable attorney's fees, if the Obligations are not performed by the Guarantor upon demand when and as required herein or if this Guaranty is enforced by suit or through probate or bankruptcy court or through any judicial proceedings whatsoever, and should it be necessary to reduce the claim of the Contract Party to judgment, such judgment shall bear interest at the rate of ten percent (10%) per annum or such greater maximum rate, if any, allowed by applicable laws.

      4. ABSOLUTE GUARANTY. This is an absolute and unconditional guaranty of performance and not of collection by Guarantor and Guarantor waives any right to require that (i) any action be brought against the Subsidiary or any other person or entity, or (ii) the Contract Party proceed to enforce its rights against or exhaust any security given to secure the Obligations.

      5. BANKRUPTCY. The obligations of the Guarantor hereunder should not be released, diminished, impaired, reduced, or adversely affected by reason of the insolvency, bankruptcy, liquidation, or dissolution of the Subsidiary.

      6. NOTICES. Any notices to be given in connection herewith shall be given at the addresses specified in the Agreement (which, for purposes of the Guarantor, shall be at the address as specified in the Agreement as being applicable to the Subsidiary).

      7. BENEFIT. Guarantor does hereby acknowledge that it has investigated fully the benefits and advantages which will be derived by it from the execution of this Guaranty, and Guarantor does hereby acknowledge, warrant, and represent that a direct or indirect benefit will accrue to Guarantor by reason of the execution of this Guaranty.

      8. INTERPRETATION. This Guaranty shall be interpreted in accordance with the laws of the state of Texas. Venue for any action brought hereunder shall lie in Harris County, Texas.

      IN WITNESS WHEREOF, the undersigned has delivered this Guaranty effective the _____ day of _________________, 1996.

                                 -------------------------------------

                                      -27-